Exhibit 99.1

Pegasus Digital Mobility Acquisition Corp. Announces the Results of its Extraordinary General Meeting and Amendment of its Memorandum and Articles of Association

GREENWICH, CT (December 7, 2023) -- Pegasus Digital Mobility Acquisition Corp. (NYSE: PGSS.U) (the "Company"), a special purpose acquisition company founded by StratCap Investment Management, LLC, formerly Strategic Capital Fund Management, LLC ("StratCap"), today announced the results of its Extraordinary General Meeting. The Company's shareholders have approved the adoption of the third amended and restated articles of association in the form proposed, to among other things (i) remove references to term limits for directors of the Company, (ii) make certain updates to reflect the decision by the board of directors of the Company (the "Board") to exercise the second and third extension options pursuant to which the date by which the Company has to consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination ("business combination") was extended from April 26, 2023 to July 26, 2023 and then subsequently extended from July 26, 2023 to December 31, 2023 and (iii) insert a fourth extension option to enable the Board to extend the date by which the Company has to consummate a business combination from December 31, 2023 to April 30, 2024, subject to the Company’s sponsor Pegasus Digital Mobility Sponsor LLC (the "Sponsor") committing to deposit $0.03 per Class A ordinary share then in issue into the Company’s trust account on the first business day of each month starting on January 2, 2024 until the earliest of (a) the date on which the Company consummates and initial business combination or (b) April 30, 2024.

Upon Board approval of an extension to April 30, 2024, the Sponsor will deposit $135,000.51 into the Company's trust account, representing $0.03 per Class A ordinary share then in issue, on the first business day of each month starting on January 2, 2024 until the earliest of (i) the date on which the Company consummates an initial business combination or (ii) April 30, 2024.

In connection with the Extraordinary General Meeting, shareholders holding 503,201 shares of Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds in the Company's trust account. As a result, approximately $5,550,000 will be removed to pay such holders. Following the redemption, the Company's remaining number of Class A ordinary shares was 4,500,017.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements." All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Pegasus Digital Mobility Acquisition Corp.

The Company is a blank check company incorporated as a Cayman Islands exempted entity. The Company was founded by StratCap, an investment management organization focused on digital economy investments. The Company is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses.

CONTACT

Investor Relations

investor-relations@pegasusdm.com